Exhibit 99.02

May 24, 2004

I hereby consent to my appointment as a director of Shopping.com Ltd., and to being named as a person about to become a director of Shopping.com Ltd. in the registration statement on Form S-1 of Shopping.com Ltd. to be filed on or about the date written above.

/s/ Lorrie Norrington Lorrie Norrington